Exhibit 99.2

FreightCar America, Inc. Announces Agreement to Acquire Assets of Navistar, Inc.’s Railcar Operations at Shoals Facility

Company to take control of full manufacturing process at state-of-the-art Shoals facility

CHICAGO, Feb. 26, 2018 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) (“FreightCar”) announced today that it has entered into an asset purchase agreement with Navistar, Inc. (“Navistar”) to acquire substantially all of Navistar’s operating assets associated with its railcar operations at the Shoals facility in Cherokee, Alabama. The transaction is expected to close on or around February 28, 2018 subject to the conditions set forth in the asset purchase agreement.

“This acquisition will allow us to now control our own destiny and benefit from the full economics of all future railcars built within the Shoals facility,” said Jim Meyer, President and Chief Executive Officer. “This is good news for our customers, our brand, our products, our people and the Shoals community. I want to thank Navistar for the prior relationship and the Retirement Systems of Alabama, the owners of the facility, for its support in this transaction.”

Meyer concluded, “We are making important investments in people, technology, equipment and infrastructure to enhance our state-of-the-art facility and world-class workforce, which will increase our operational efficiencies and create long-term value for our shareholders. The opportunities afforded to us upon completion of the acquisition, together with the organizational changes and manufacturing best practices that we have already begun to implement, will significantly strengthen our long-term competitive positioning, reduce our costs and allow us to be more responsive to customer needs.”

FreightCar has subleased a substantial portion of the Shoals facility since 2013. As a result of this transaction, FreightCar will become the sole tenant of the approximately 2.2 million square foot facility, which was purpose-built for the manufacture and repair of railcars.  Additionally, FreightCar will be offering employment opportunities to the majority of Navistar’s approximately 200 employees on site.  FreightCar will purchase select operating equipment and inventory at the Shoals facility, and receive a one-time up-front payment to cover future operating costs including rent payments at the facility. Net proceeds to FreightCar will be approximately $3 million at closing.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the acquisition not being completed if certain closing conditions are not met, the facility not meeting internal assumptions or expectations, and the assumption of unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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